Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

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                                      Among

                          STRATUS SERVICES GROUP, INC.,

                                                Buyer,

                                       and

                           ROYALPAR INDUSTRIES, INC.,

                          EWING TECHNICAL DESIGN, INC.,

                          LPL TECHNICAL SERVICE, INC.,

                                       and

                      MAINSTREAM ENGINEERING COMPANY, INC.,

                                                Sellers.

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                               Dated JULY 9, 1997
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                                TABLE OF CONTENTS

                                                                         PAGE(S)
                                                                         -------

ARTICLE I

  SALE AND PURCHASE OF THE ASSETS.............................................1

  1.1.     Assets.............................................................1

  1.2.     Excluded Assets....................................................2

  1.3.     A/R Agreements.....................................................2

ARTICLE II

  THE CLOSING.................................................................2

  2.1.     Place and Date.....................................................2

  2.2.     Purchase Price.....................................................2

  2.3.     Allocation of Purchase Price.......................................2

  2.4.     Assumption of Liabilities..........................................2

  2.5.     Excise and Property Taxes..........................................3

ARTICLE III

  REPRESENTATIONS AND WARRANTIES..............................................3

  3.1.     Representations and Warranties of the Sellers......................3

           3.1.1.      Authorization, etc.....................................3

           3.1.2.      Organization and Good Standing.........................4

           3.1.3.      No Conflicts, etc......................................4

           3.1.4.      Financial Statements...................................4

           3.1.5.      Compliance with Laws: Governmental Approvals and
                       Consents...............................................5

           3.1.6.      Assets.................................................5

           3.1.7.      Accounts Receivable....................................5

           3.1.8.      Customers..............................................5

           3.1.9.      Litigation.............................................6

           3.1.10.     Confidentiality........................................6

           3.1.11.     Lease of Real Property.................................6

           3.1.12.     Brokers, Finders, etc..................................6

           3.1.13.     Disclosure.............................................7

           3.1.14.     Operation of the Business..............................7

           3.1.15.     Intellectual Property..................................7

  3.2.     Representations and Warranties of the Buyer........................7

           3.2.1.      Authorization, etc.....................................7

           3.2.2.      Organization and Good Standing.........................8

           3.2.3.      No Conflicts, etc......................................8

           3.2.4.      Compliance with Laws; Governmental Approvals and
                       Consents...............................................8

           3.2.5.      Litigation.............................................8

           3.2.6.      Disclosure.............................................8

ARTICLE IV

  COVENANTS...................................................................9

  4.1.     Covenants of the Sellers...........................................9

           4.1.1.      Access and Information.................................9

           4.1.2.      Further Assurances.....................................9

           4.1.3.      Conduct of Business Pending Closing....................9

           4.1.4.      Consents..............................................10

           4.1.5.      Bankruptcy Court Order................................10

           4.1.6.      Schedules.............................................10

           4.1.7.      Access to Records.....................................10

  4.2.     Covenants of the Buyer............................................11

           4.2.1.      Further Assurances....................................11

ARTICLE V

  CONDITIONS PRECEDENT.......................................................11

  5.1.     Conditions to Obligations of Each Party...........................11

           5.1.1.      No Injunction, etc....................................11

  5.2.     Conditions to Obligations of the Buyer............................11

           5.2.1.      AGR Assumption Agreement..............................11

           5.2.2.      Consents..............................................11

           5.2.3.      Proceedings...........................................11

           5.2.4.      Collateral Agreements.................................12

           5.2.5.      AGR Loan Agreement....................................12

           5.2.6.      Consulting Agreement..................................12

  5.3.     Conditions to Obligations of the Sellers..........................12

           5.3.1.      Proceedings...........................................12

           5.3.2.      Consents and Approvals................................12

           5.3.3.      Competing Bids........................................12

ARTICLE VI

  TERMINATION................................................................13

  6.1.     Termination.......................................................13

  6.2.     Effect of Termination.............................................13

ARTICLE VII

  DEFINITIONS................................................................13

  7.1.     Definition of Certain Terms.......................................13


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ARTICLE VIII

  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................16

  8.1.     Survival of Representations and Warranties, etc...................16

ARTICLE IX

  MISCELLANEOUS..............................................................17

  9.1.     Expenses..........................................................17

  9.2.     Severability......................................................17

  9.3.     Notices...........................................................17

  9.4.     Headings..........................................................18

  9.5.     Entire Agreement..................................................18

  9.6.     Counterparts......................................................18

  9.7.     Governing Law, etc................................................18

  9.8.     Binding Effect....................................................18

  9.9.     Assignment........................................................18

  9.10.    No Third Party Beneficiaries......................................18

  9.11.    Amendment; Waivers, etc...........................................19

                                    EXHIBITS

Exhibit A - Accounts Receivable Sale and Purchase Agreements between Sellers and
            AGR

Exhibit B - Allocation of Purchase Price among Assets

                                    SCHEDULES

Schedule 1.1 - Assets

Schedule 1.2 - Excluded Assets

Schedule 2.4(a) - Unexpired Leases and Executory Contracts to be Assumed by
                  Buyer

Schedule 3.1.2(b) - Sellers' Authorization to do business

Schedule 3.1.3 - Violation of Agreements by Sellers

Schedule 3.1.5(b) - Governmental Approvals obtained by Sellers

Schedule 3.1.6 - Liens on Sellers' Assets

Schedule 3.1.9 - Sellers' Litigation

Schedule 3.2.3 - Governmental Approvals obtained by Buyer

Schedule 3.2.4 - Buyer's Violation of Applicable Laws

Schedule 3.2.5 - Buyer's Litigation

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 9, 1997, among Stratus Services Group, Inc., a Delaware corporation (the "Buyer"), Royalpar Industries, Inc., a Delaware corporation, Ewing Technical Design, Inc., a Delaware corporation, LPL Technical Service, Inc., a California corporation, and Mainstream Engineering Co., Inc., a Delaware corporation (collectively, the "Sellers").

                              W I T N E S S E T H:

      WHEREAS, the Sellers are in the business of providing temporary staffing services (the "Business"); and

      WHEREAS, the Sellers and AGR Financial, LLC ("AGR") have heretofore entered into accounts receivable sale and purchase agreements listed on Exhibit A hereto (the "A/R Agreements"); and

      WHEREAS, the Sellers have guaranteed the amounts due to AGR pursuant to the A/R Agreements; and

      WHEREAS, the Buyer wishes to purchase or acquire from the Sellers and the Sellers wish to sell, assign and transfer to the Buyer, certain of the assets held in connection with, necessary for, or material to the Business, for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

      WHEREAS, the Buyer wishes to assume certain liabilities of the Sellers, including but not limited to, the Sellers' liability as guarantor of all amounts due to AGR pursuant to the A/R Agreements.

      NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I

                         SALE AND PURCHASE OF THE ASSETS

      1.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, the Sellers will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Sellers, all right, title and interest of the Sellers in and to the assets, properties, business and goodwill of the Sellers of every kind and description, real, personal and mixed, tangible and intangible, and all rights associated therewith, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired relating to or used or held for use in connection with the Business as the same may exist on the Closing Date, including but not limited to those assets listed in Schedule 1.1 (collectively, the "Assets"). Except for the Assumed Liabilities and subject to the terms and conditions hereof, on the Closing Date, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, claims, obligations, liens, encumbrances and interests; provided, however, that any and all such liabilities, claims, obligations, liens, encumbrances and interests shall attach to the proceeds of the sale of the Assets (the "Sale").

      1.2. Excluded Assets. The Sellers will retain and not transfer, and the Buyer will not purchase or acquire, the assets listed on Schedule 1.2 (the "Excluded Assets").

      1.3. A/R Agreements. As between the Sellers and the Buyer, the Buyer shall have the exclusive right to deal with AGR for purposes of collecting or settling all amounts due to AGR pursuant to the A/R Agreements. The Buyer shall have control of all accounts subject to the guaranty of the Sellers; provided, however, that nothing contained herein shall be deemed to affect the Sellers' right to and interest in Sellers' interest due from AGR under the A/R Agreements as and when such accounts are collected thereunder.

                                   ARTICLE II

                                   THE CLOSING

      2.1. Place and Date. The closing of the sale and purchase of the Assets shall take place at two o'clock p.m. local time on the 21st day of July, 1997 at the offices of Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102, or such other time and place upon which the parties may agree (the "Closing Date").

      2.2. Purchase Price. On the terms and subject to the conditions set forth in the Agreement, the Buyer agrees to pay or cause to be paid to the Sellers an aggregate of $75,000 in cash and the Buyer will also assume the liabilities and obligations of the Sellers described in Section 2.4 as of the Closing Date which are estimated on the date hereof to be approximately $1,600,000 (the "Purchase Price").

      2.3. Allocation of Purchase Price. (a) The Purchase Price shall be allocated among the Assets in accordance with an allocation schedule to be prepared by the Buyer and the Sellers and attached hereto as Exhibit B. Such allocation schedule shall be prepared in accordance with section 1060 of the Internal Revenue Code.

            (b) The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedules.

      2.4. Assumption of Liabilities. (a) Subject to the terms and conditions set forth herein, on the Closing Date, as further consideration for the sale and transfer of the Assets, the Buyer shall assume and agree to pay, honor and discharge the following specified liabilities and obligations of the Sellers in connection with the Business and no others:

            (i) the Sellers' liability as guarantor of all amounts due to AGR pursuant to the A/R Agreements in accordance with the terms of the AGR Assumption Agreement among the Buyer, AGR and the Sellers (the "AGR Assumption Agreement");

            (ii) the responsibility for employment of all of the Sellers' permanent employees and Field Employees as of the Closing Date, on terms consistent with such employees' current salary and benefit arrangements;

            (iii) the responsibility for maintaining the Sellers' employment records and files for all permanent employees and Field Employees employed by the Sellers within the five (5) years prior to the Closing Date;

            (iv) the unexpired Leases with respect to occupancy obligations and lease payments for periods on and after the Closing Date and executory contracts, each of which is listed on Schedule 2.4(a) hereto;

            (v) the payment of all accrued vacation and holiday time and pay of the Sellers' permanent employees and Field Employees; and

            (vi) the responsibility for payment of all sales, use and transfer taxes, if any, arising as a result of the transfer of the Assets ("Transfer Taxes") (all of the foregoing being herein called the "Assumed Liabilities").

            (b) On the Closing Date, the Buyer shall assume the Assumed Liabilities by executing and delivering to the Sellers an assumption agreement in form and substance satisfactory to Sellers (the "Assumption Agreement").

            (c) It is expressly agreed and understood that, except as provided in Section 2.4(a) above, the Buyer shall not assume any liability or obligation of the Sellers and/or the Business of any kind or nature, whether known or unknown as of the Closing Date, whether fixed or contingent, and however arising ("Excluded Liabilities").

      2.5. Excise and Property Taxes. The Sellers shall be responsible for any and all sales, use and transfer taxes, and any and all state, local or federal income taxes related to any period before the Closing Date. The Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to the Assets for any period before the Closing Date.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.1. Representations and Warranties of the Sellers. The Sellers represent and warrant to the Buyer as follows:

            3.1.1. Authorization, etc. Each of the Sellers has the power and authority to execute and deliver the Agreement and each of the Collateral Agreements to which it is a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by each of the Sellers of the Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, has been duly authorized by all requisite action of each of the Sellers. Each of the Sellers has duly executed and delivered the Agreement and each of the Collateral Agreements to which it is a party. The Agreement is, and on the Closing Date each of the Collateral Agreements to which any of the Sellers are a party will be, legal, valid and binding obligations of the Sellers, enforceable against them in accordance with their respective terms.

            3.1.2. Organization. (a) Each of the Sellers is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

                  (b) Each of the Sellers is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions specified in
Schedule 3.1.2(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary.

                  (c) Each of the Sellers has delivered to the Buyer complete and correct copies of its articles or certificate of incorporation and by-laws, as amended and in effect on the date hereof. The Sellers are not in violation of any of the provisions of their respective articles or certificate of incorporation or by-laws.

            3.1.3. No Conflicts, etc. The execution, delivery and performance by the Sellers of the Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not contravene, conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to any of the Sellers, the Business or the Assets, (ii) the certificate of incorporation or the by-laws of any of the Sellers, or (iii) except as set forth in Schedule 3.1.3, any Contract or other contract, agreement or other instrument to which any of the Sellers or any Affiliates thereof is a party or by which any of the Sellers or any of their properties or assets, including, but not limited to the Assets, may be bound or affected. Except as specified in Schedule 3.1.5(b), no Governmental Approval or other Consent is required to be obtained or made by any of the Sellers in connection with the execution and delivery of the Agreement and the Collateral Agreements or the consummation of the transactions contemplated thereby.

            3.1.4. Financial Statements.

                  (a) Financial Statements. The consolidated and consolidating balance sheets of the Sellers as at and for the periods ended March 31, 1997 ("1997 Balance Sheets") and March 31, 1996, and the related consolidated and consolidating statements of income (the "Financial Statements") have been delivered to the Buyer. The 1997 Balance Sheets do not include any assets or liabilities which do not constitute a part of the Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities and present fairly the financial condition of the Sellers as at the date thereof. The statements of income for March 31, 1997 included in the

Financial Statements do not reflect the operations of any entity or business other than the Business, reflect all costs that historically have been incurred by the Business and present fairly the results of operations and cash flow of the Business for the periods indicated and subject as aforesaid. As of March 31, 1997, there existed no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in accordance with GAAP, consistently applied, which is not fully reflected or reserved against in the 1997 Balance Sheets, except as described in the notes to the 1997 Balance Sheets.

                  (b) Except as fully reflected or reserved against in the 1997 Balance Sheets, there are no liabilities or obligations of any kind or nature, whether absolute or contingent, and whether or not of a nature required to be reflected on a balance sheet in accordance with GAAP, against, relating to or affecting the Business or any of the Assets or Assumed Liabilities, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice and the provisions of this Agreement, (ii) which are expressly assumed by the Buyer or (iii) which are specifically disclosed herein or in a Schedule hereto.

            3.1.5. Compliance with Laws: Governmental Approvals and Consents.
(a) The Sellers have complied in all material respects with all Applicable Laws applicable to the Business or the Assets, and the Sellers have not received any notice alleging any such conflict, violation, breach or default.

                  (b) Schedule 3.1.5(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. All such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and the Sellers are in compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

            3.1.6. Assets. Except as set forth in Schedule 3.1.6, the Sellers have good title to all the Assets free and clear of any and all Liens. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Sellers, there are no facts or conditions affecting the Assets which could interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

            3.1.7. Accounts Receivable. All accounts receivable of the Sellers arising to the Closing have been or will be sold to AGR pursuant to the A/R Agreements, for which the Buyer is executing the AGR Assumption Agreement. The amounts due to the Sellers from AGR under the A/R Agreements, which constitute Excluded Assets, are reflected on the 1997 Balance Sheets as Sellers' interest.

            3.1.8. Customers. On the Closing Date, the Sellers shall deliver to the Buyer all files containing the names and addresses of all customers for which the Sellers have provided goods or services.

            3.1.9. Litigation. Except as set forth on Schedule 3.1.9, (i) there is no action, claim, suit, or proceeding pending, or to the Sellers' knowledge, after due inquiry, threatened, against or relating to the Assets, the Assumed Liabilities, the Sellers or the Business or against or relating to the transactions contemplated by this Agreement or any of the Collateral Agreements,
(ii) there is no decision, injunction, judgment, order, or ruling by any Court, administrative agency or other Governmental Authority or by any arbitrator (each, an "Order") to which any of the Assets, the Assumed Liabilities, the Sellers or the Business, is subject. Except as set forth on Schedule 3.1.9, (i) each of the Sellers is, and at all times since December 31, 1996 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Assets, the Assumed Liabilities or the Business, has been subject, (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the Sellers, the Assets, the Assumed Liabilities or the Business, is subject, and (iii) none of the Sellers has received, at any time since December 31, 1996, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the Sellers, the Assets, the Assumed Liabilities or the Business, is or has been subject.

            3.1.10. Confidentiality. The Sellers have taken all commercially reasonable steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the Business and the Assets.

            3.1.11. Lease of Real Property. (a) The Sellers own no real property. The Sellers have delivered to the Buyer correct and complete copies of each of the real property leases listed on Schedule 2.4(a) (collectively, the "Leases"). Each Lease is a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, subject as to enforcement, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and to general equity principles. Other than the bankruptcy of the Sellers, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach on the part of the Sellers under any Lease, or, to the knowledge of the Sellers, on the part of any other party to any Lease. The Sellers do not owe any brokerage commissions with respect to any Leases. No tenant or other party in possession of any of the properties subject to the Leases has any right to purchase, or holds any right of first refusal to purchase, such properties on less than 120 days' notice.

                  (b) Current Use. To the Sellers' best knowledge, the use and operation of the properties subject to Leases in the conduct of the Business do not violate in any material respect any instrument of record or agreement affecting the properties subject to Leases or Other Leases. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Leases, or the use or occupancy thereof.

            3.1.12. Brokers, Finders, etc. All negotiations relating to the Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of the Sellers or their Affiliates in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Sellers or their Affiliates upon consummation of the transactions contemplated hereby or thereby.

            3.1.13. Disclosure. No representation or warranty of the Sellers made in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by the Sellers or on their behalf, and no statement in the Schedules, contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to the Sellers that has not been disclosed by the Sellers to the Buyer that might reasonably be expected to have or result in a material adverse effect on the Assets or Assumed Liabilities.

            3.1.14. Operation of the Business. The Sellers have not (i) conducted the Business through, or (ii) transferred any Assets to, any divisions or any other direct or indirect subsidiary or affiliate of the Sellers.

            3.1.15. Intellectual Property. (a) Title. The Sellers own or have the exclusive right to use pursuant to license, sublicense, agreement or permission all of the Assets that constitute Intellectual Property to which the Sellers have rights ("Intellectual Property Assets"), free from any Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

                  (b) No Infringement. To the knowledge of the Sellers, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property and none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

      3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

            3.2.1. Authorization, etc. The Buyer has the power and authority to execute and deliver the Agreement and each of the Collateral Agreements to which it is a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer of the Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite action of the Buyer. The Buyer has duly executed and delivered the Agreement and each of the Collateral Agreements to which it is a party. The Agreement is, and on the Closing Date each of the Collateral Agreements to which the Buyer is a party will be, legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

            3.2.2. Organization and Good Standing. (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

                  (b) The Buyer has delivered to the Sellers complete and correct copies of its certificate of incorporation and by-laws as amended and in effect on the date hereof. The Buyer is not in violation of any of the provisions of its certificate of incorporation or by-laws.

            3.2.3. No Conflicts, etc. The execution, delivery and performance by the Buyer of the Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to the Buyer, or (ii) the certificate of incorporation or by-laws of the Buyer. Except as specified in Schedule 3.2.3, no Governmental Approval or other Consent is required to be obtained or made by the Buyer in connection with the execution and delivery of the Agreement and the Collateral Agreements or the consummation of the transactions contemplated thereby.

            3.2.4. Compliance with Laws; Governmental Approvals and Consents. Except as disclosed in Schedule 3.2.4, the Buyer has complied in all material respects with all Applicable Laws applicable to its business, and the Buyer has not received any notice alleging any such conflict, violation, breach or default.

            3.2.5. Litigation. Except as set forth on Schedule 3.2.5, there is no action, claim, suit, or proceeding pending, or to the Buyer's knowledge, after due inquiry, threatened, against or relating to the Buyer or its business or against or relating to the transactions contemplated by this Agreement or any of the Collateral Agreements.

            3.2.6. Disclosure. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to the Buyer that has not been disclosed by the Buyer to the Sellers that might reasonably be expected to have or result in a material adverse effect on the Assets or Assumed Liabilities.

                                   ARTICLE IV

                                    COVENANTS

      4.1. Covenants of the Sellers. The Sellers covenant and agree to comply with the following:

            4.1.1. Access and Information. So long as the Agreement remains in effect, the Sellers will give the Buyer, its counsel, accountants and other authorized representatives full access during normal business hours to, and furnish the Buyer and its representatives with, all properties, documents, books, records, contracts, work papers and information with respect to the Assets and the Business.

            4.1.2. Further Assurances. Following the Closing Date, the Sellers shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in the Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

            4.1.3. Conduct of Business Pending Closing. The Sellers agree that from the date hereof until the Closing Date, except as otherwise approved in writing to the Buyer:

                  (a) Maintain Business and Organization. The Sellers will carry on the Business in the ordinary course consistent with past practice and, to the extent consistent therewith, will use their reasonable best efforts to maintain and preserve their respective business organizations intact and to maintain their current relationships with customers, suppliers, employees and others having business relationships with the Sellers.

                  (b) Compensation. The Sellers will not (i) enter into any employment or severance agreement with any director, officer or other employee of the Sellers; (ii) establish, adopt, enter into or make any new grants or awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to comply with ERISA and the Code; or (iii) give any increases in the rates of salary or other compensation payable to employees.

                  (c) No Material Contracts. No contract or commitment will be entered into, and no purchase of supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of the Sellers in connection with the Business, except (i) contracts or commitments for the purchase of Inventories made in the ordinary course of business consistent with past practice, (ii) contracts or commitments for the sale of Inventories in the ordinary course of business consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business consistent with past practice which are not material to the Sellers or the Business.

                  (d) Capital Expenditures. The Sellers will not make any capital expenditures or commitments therefor, for additions to property, plant or equipment in connection with or for use in the Business, or agree to make any such expenditures or commitments, except pursuant to existing expenditure or commitment programs in a manner consistent with the performance of such programs to date.

                  (e) Issuance of Stock. The Sellers will not grant any stock options or other rights to acquire the Sellers' stock and will not issue or in any way dispose of any shares of the Sellers' stock.

                  (f) No Corporate Changes. The Sellers will not amend their certificates of incorporation or by-laws or make any changes to their authorized or issued capital stock.

                  (g) Indebtedness. The Sellers will not create any indebtedness, other than short-term indebtedness incurred in the ordinary course of business consistent with past practices pursuant to existing contracts.

                  (h) Maintenance of Insurance. The Sellers will use their best efforts, consistent with past practice and prudent business judgment, to maintain all of the insurance held by the Sellers in effect as of the date hereof.

                  (i) Maintenance of Property. The Sellers will use, operate, maintain and repair all property of the Business in a normal business manner consistent with past practice.

                  (j) Loans and Advances. The Sellers will not make any loan or advance to any Person, including, without limitation, any officer, director or employee of the Sellers.

            4.1.4. Consents. The Sellers will use their reasonable best efforts prior to the Closing Date to obtain all Governmental Approvals and Consents, including but not limited to those identified on Schedule 3.1.5(b), necessary for the consummation of the transactions contemplated hereby.

            4.1.5. Bankruptcy Court Order. The Sellers shall obtain a Final Order from the Bankruptcy Court approving the Bidding Procedures.

            4.1.6. Schedules. The Sellers shall have a continuing obligation to promptly notify the Buyer in writing with respect to any matter arising or discovered after the date of execution of the Agreement, which matter, if existing and known at the date hereof, would have been required to be set forth or described in any Schedule to the Agreement.

            4.1.7. Access to Records. From and after the Closing Date, the Sellers shall allow the Buyer and it counsel, accountants and other representatives, such access to records which after the Closing Date are in the custody or control of the Sellers as the Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by the Buyer pursuant to the Agreement.

      4.2. Covenants of the Buyer. The Buyer covenants and agrees to comply with the following:

            4.2.1. Further Assurances. Following the Closing, the Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Sellers, to confirm and assure the rights and obligations provided for in the Agreement, and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

      5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            5.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

      5.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Sellers agree to use reasonable good faith efforts to cause to be fulfilled:

            5.2.1. AGR Assumption Agreement. The AGR Assumption Agreement shall have been signed and executed by duly authorized individuals of each of the respective parties to the AGR Assumption Agreement.

            5.2.2. Consents. The Sellers shall have obtained and shall have delivered to the Buyer copies of (i) all Governmental Approvals required to be obtained by the Sellers in connection with the execution and delivery of the Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby, and (ii) all Consents necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated thereby and by the Collateral Agreements.

            5.2.3. Proceedings. All proceedings of the Sellers in connection with the Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            5.2.4. Collateral Agreements. The Sellers shall have delivered to the Buyer at the Closing Date all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, including without limitation:

                  (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, with respect to the Assets; and

                  (b) assignments of certain Contracts as the Buyer shall request, Intellectual Property Assets and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Buyer all of the Sellers' right, title and interest therein and thereto, with any required Consent endorsed thereon (collectively, the "Collateral Agreements").

            5.2.5. AGR Loan Agreement. The Buyer shall have entered into a loan agreement with AGR (the "AGR Loan Agreement") providing for, among other things, the sale of accounts receivable by the Buyer to AGR.

            5.2.6. Consulting Agreement. The Buyer shall have entered into a Consulting Agreement with Jeffrey Raymond whereby Jeffrey Raymond will provide consulting services to the Buyer for a minimum term of 6 months following the Closing Date.

      5.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment by the Sellers (or, with respect to Section 5.3.1 only, waiver by the Sellers) on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled:

            5.3.1. Proceedings. All proceedings of the Buyer in connection with the Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers, and their counsel, and the Sellers and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            5.3.2. Consents and Approvals. The Sellers shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.

            5.3.3. Competing Bids. The Sellers shall not have received any higher or better offers at the Bankruptcy Court hearing (the "Hearing") on the approval of the Sale; provided, however, that any bids submitted at the Hearing must be made subject to bidding procedures approved by Order of the Bankruptcy Court (the "Bidding Procedures").

                                   ARTICLE VI

                                   TERMINATION

      6.1. Termination. The Agreement may be terminated at any time prior to the Closing Date by the written agreement of the Buyer and the Sellers.

      6.2. Effect of Termination. In the event of the termination of the Agreement pursuant to the provisions of Section 6.1, the Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers or stockholders, except as specified in Section 9.1.

                                   ARTICLE VII

                                   DEFINITIONS

      7.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in the Agreement (including the Schedules), shall have the respective meanings indicated below for all purposes of the Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to the Agreement, unless otherwise indicated.

            Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

            AGR: as defined in the second WHEREAS clause of the Agreement.

            AGR Assumption Agreement: as defined in Section 2.4(a)(i).

            Agreement: this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

            AGR Loan Agreement: as defined in Section 5.2.5.

            Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

            A/R Agreements: as defined in the second WHEREAS clause of the Agreement.

            Assets: as defined in Section 1.1.

            Assignment of Lease: as defined in Section 5.2.4(b).

            Assumed Liabilities: as defined in Section 2.4(a).

            Assumption Agreement: as defined in Section 2.4(b).

            Bankruptcy Court: United States Bankruptcy Court for the District of New Jersey.

            Bidding Procedures: as defined in Section 5.3.3.

            Business: as defined in the first WHEREAS clause of the Agreement.

            Buyer: as defined in the first paragraph of the Agreement.

            Closing Date: as defined in Section 2.1.

            Collateral Agreements: the agreements and other documents and instruments described in Section 5.2.4.

            Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited any Governmental Authority.

            Contract: all agreements and contracts related to the Business, whether oral or written.

            Excluded Assets: as defined in Section 1.2.

            Excluded Liabilities: as defined in Section 2.4(c).

            Field Employees: employees of the Sellers who work for clients of the Sellers and who have accrued vacation or holiday time or pay based upon the number of hours worked for such clients.

            Financial Statements: as defined in Section 3.1.4.

            GAAP: generally accepted accounting principles as in effect in the United States.

            Governmental Approval: any Consent of, with or to any Governmental Authority, necessary for, or otherwise material to, the conduct of the Business or necessary for the consummation of the transactions contemplated hereby, including, but not limited to, approval (i) of the Sale by Final Order of the Bankruptcy Court in the Sellers' pending Chapter 11 cases, case numbers 97-30912 (KCF), 97-30907
      (KCF), 97-30910 (KCF), pursuant to 11 U.S.C. ss. 363(b)(1) and (f), as applicable; (ii) by Final Order of the Bankruptcy Court of the assumption and assignment by the Sellers to the Buyer of the Sellers' interests in any and all executory contracts and unexpired leases subject to the Sale, pursuant to 11 U.S.C. ss. 365, both of which Orders shall be in form and substance satisfactory to the Buyer; and (iii) of the Bidding Procedures by Final Order of the Bankruptcy Court.

            Governmental Authority: any nation of government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision, thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

            Hearing: as defined in Section 5.3.3.

            Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, whether under common law or registered in the United States Patent and Trademark Office, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

            Intellectual Property Assets: all of the Assets that constitute Intellectual Property to which the Sellers have rights.

            Internal Revenue Code: the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

            Lease: as defined in Section 3.1.11.

            Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting, trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

            1997 Balance Sheets: as defined in Section 3.1.4.

            Order: as defined in Section 3.1.9.

            Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

            Purchase Price: as defined in Section 2.2.

            Sale: as defined in Section 1.1.

            Sellers: as defined in the first paragraph of the Agreement.

            Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

            Tax: any federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

            Transfer Taxes: as defined in Section 2.4(a)(vi).

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      8.1. Survival of Representations and Warranties, etc. The representations and warranties contained in the Agreement shall survive the execution and delivery of the Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, for a period of three years following the Closing Date.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1. Expenses. The Sellers, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transaction contemplated hereby, including the preparation, execution and delivery of the Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

      9.2. Severability. If any provision of the Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

      9.3. Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally,
(b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

            (i)   if to the Buyer to,

                  Stratus Services Group, Inc.
                  200 Schulz Drive, Third Floor
                  Red Bank, New Jersey 07701
                  Attn: Michael J. Rutkin, President

            with a copy to:

                 Crummy, Del Deo, Dolan, Griffinger & Vecchione
                 One Riverfront Plaza
                 Newark, New Jersey 07102-5497
                 Attn: Frank E. Lawatsch, Jr., Esq.

            (ii)  if to the Sellers,

                  Royalpar Industries, Inc.
                  500 Craig Road
                  Manalapan, New Jersey 07726
                  Attn: Jeffrey Raymond, President

or, in each case, at such other address as may be specified in writing to the other parties hereto.

      All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the date after such delivery, (x) if by certified or registered mail, on the seventh day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

      9.4. Headings. The headings contained in the Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of the Agreement.

      9.5. Entire Agreement. The Agreement (including all Exhibits and the Schedules hereto and all agreements or covenants therein) and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      9.6. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

      9.7. Governing Law, etc. The Agreement shall be governed in all respects, including as to validity, under the laws of the State of New Jersey, without giving effect to the conflict of laws rules thereof. The Buyer and the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey, solely in respect of the interpretation and enforcement of the provisions of the Agreement and of the documents referred to in the Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that the Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Buyer and the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      9.8. Binding Effect. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

      9.9. Assignment. The Agreement shall be freely assignable or transferable by the Buyer to, and shall inure to the benefit of, and be binding upon any other corporate entity that shall succeed to the business presently being operated by the Buyer. This Agreement shall not be assignable by the Sellers without the prior written consent of the Buyer.

      9.10. No Third Party Beneficiaries. Nothing in the Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

      9.11. Amendment; Waivers, etc. No amendment, modification or discharge of the Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of the Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The representations and warranties of the Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

      IN WITNESS WHEREOF, the parties have duly executed the Agreement as of the date first above written.

                                    STRATUS SERVICES GROUP, INC.

                                    By: /s/ Michael J. Rutkin
                                        -----------------------------------
                                            Name:
                                            Title: President


                                    ROYALPAR INDUSTRIES, INC.

                                    By: /s/ Jeffrey Raymond
                                        -----------------------------------
                                            Name:
                                            Title: President & CEO

                                    EWING TECHNICAL DESIGN, INC.

                                    By: /s/ Jeffrey Raymond
                                        -----------------------------------
                                            Name:
                                            Title: President & CEO


                                    LPL TECHNICAL SERVICE, INC.

                                    By: /s/ Jeffrey Raymond
                                        -----------------------------------
                                            Name:
                                            Title: President


                                    MAINSTREAM ENGINEERING COMPANY, INC.

                                    By: /s/ Jeffrey Raymond
                                        -----------------------------------
                                            Name:
                                            Title: President

                                  Schedule 1.1

                                     Assets

Royalpar Industries, Inc.

Furniture & Equipment at Manalapan,
NJ Office

Office Furniture

Telephone System

Personal Computers, Printers, Etc.

Ewing Technical Design, Inc.

Canon Copier at Manalapan, NJ Office

Personal Computer at Colorado
Springs, CO Office

LPL Technical Service, Inc.

Security Deposits:
Glen Tolar-Deer Park, TX Office
McDowell Equities- Phoenix, AZ Office

Telephone System at Deer Park, TX Office

Personal Computers, Printers, Etc.:
Phoenix, AZ Office

Deer Park, TX Office
Richardson, TX Office

Mainstream Engineering Co., Inc.

Security Deposit with California Sunbelt
Developers, Inc. for Costa Mesa, CA Office

Personal Computers, Printers, Etc. at
Costa Mesa, CA Office

                                     Assets

As to each Seller:

List of clients of each Seller

Information on clients under the control of each Seller

Information on each employee of each Seller

Books and records of each Seller

Relationship with clients of each Seller, including related contracts, agreements or understandings

                                  Schedule 1.2

                                 Excluded Assets

As to each Seller:

      All accounts receivable, insurance refunds, cash on hand or in Seller's bank accounts, Seller's interest in amounts due to the Sellers under any accounts receivable financing or purchase agreements; and any interests of the Seller in the real or personal property leaseholds or under the executory contracts not listed on Schedule 2.4(a).

                                 Schedule 2.4(a)

      Executory Contracts and Unexpired Leases of Royalpar Industries, Inc.

Sanwa Leasing Corp.                     Lease agreement #179586 for 2 Fujitsu
PO Box 7023                             notebook computers.  Lease has a $1.00
Troy, MI  48007-7023                    buyout option and is for 36 months
                                        beginning January 1997 at $249.68 per
                                        month.

Royal Insurance Group                   Commercial package insurance policy
PO Box 1000                             for a one-year term commencing June
Charlotte, NC  28201-1000               23, 1997.*

Royal Insurance Group                   Electronic data processing insurance
                                        policy for a one-year term commencing
                                        June 23, 1997.*

Royal Insurance Group                   Commercial automobile insurance policy
                                        for a one-year term commencing June
                                        23, 1997.*

Royal Insurance Group                   Workers' compensation insurance policy
                                        for a one-year term commencing June
                                        23, 1997.*

Royal Insurance Group                   Commercial umbrella insurance policy
                                        for a one-year term commencing June
                                        23, 1997.*

The Chubb Group                         Excess umbrella insurance policy for a
15 Mountain View Road                   one-year term commencing June 23,
Warren, NJ  07059                       1997.*

* Each of these insurance contracts, which are not executory because they were entered into post-petition, but are part of the Acquired Assets, also names Ewing Technical Design, Inc., LPL Technical Service, Inc., and Mainstream Engineering Company, Inc. as an insured.

    Executory Contracts and Unexpired Leases of Ewing Technical Design, Inc.

Cactus Iron Works                       Ongoing contract for staffing and
PO Box 477                              payroll services provided by Ewing
Edinburg, TX  78530                     Technical Design, Inc.

El Paso County                          Ongoing Contract for staffing and
Purchasing Department                   payroll services provided by Ewing
27 East Vermijo                         Technical Design, Inc.
Colorado Springs, CO  80903

Landhuis Co.                            Lease for office space at 212 Wahsa,
820 Western Drive                       Colorado Springs, CO. lease due to
Colorado Springs, CO  80915             expire on July 31, 1999.

Loral Aerospace Corp.                   Ongoing Contract for staffing and
9970 Federal Drive                      payroll services provided by Ewing
Colorado Springs, CO  80921             Technical Design, Inc.

Mastercraft Millsworks and Cabinet      Ongoing Contracts for staffing and
Co., Inc.                               payroll services provided by Ewing
1406 Three Points                       Technical Design, Inc.
Pfugerville, TX  78660

     Executory Contracts and Unexpired Leases of LPL Technical Service, Inc.


AT&T Credit Corporation                 Lease for telephone system at Phoenix,
PO Box 85340                            AZ office, which was moved from old
Louisville, KY  40285                   Austin, TX, office.  Lease is for 36
                                        months at $107.29 per month beginning
                                        February 1995.

Advanced Copy Systems Inc.              Lease of copier at Phoenix, AZ office
PO Box 105819                           for 48 months at $126.16 per month
Atlanta, GA  3348-5818                  beginning August 1996.

Glenn Tolar Co.                         Lease for office space in Richardson,
214 E. X Street                         TX.
Deer Park, TX  77536

                                 Schedule 3.2.3

      Order(s) of the United States Bankruptcy Court for the District of New Jersey in the Sellers' pending chapter 11 cases, case numbers 97-30912 (KCF), 97-30907 (KCF), 97-30910 (KCF), in form and substance satisfactory to the Buyer, authorizing and approving (i) the Sale of the Assets to Buyer pursuant to 11 U.S.C. ss. 363(b)(1) and (f), as applicable; (ii) the assumption and assignment by the Sellers to the Buyer of the Sellers' interests in any and all executory contracts and unexpired leases subject to the Sale, pursuant to 11 U.S.C. ss. 365; and (iii) the Bidding Procedures.

                                 Schedule 3.2.4

None

                                 Schedule 3.2.5

None